Exhibit 99 (a)


NASDAQ: BOKF

                                            Steven Nell
                                            Chief Financial Officer
                                            BOK Financial Corporation
For Further Information Contact:            (918) 588-6319

                                            Danny Boyd
                                            Corporate Communications Manager
                                            BOK Financial Corporation
                                            (918) 588-6348


        BOK Financial Reports Record Earnings for 14th Consecutive Year
                         -----------------------------
         Solid Loan Growth, Strong Credit Quality Highlight Performance


         TULSA, Okla. (Tuesday, January 25, 2005) - BOK Financial Corporation (NASDAQ:BOKF) announced its 14th consecutive year of record earnings with reported net income of $179.0 million for the year ended December 31, 2004, a 13 percent increase over the previous year.

           Diluted earnings per common share were $2.68 for 2004 compared with $2.38 for the previous year.

         "We are very proud of the company's consistent success over the years," said President and CEO Stan Lybarger. "Our ability to add high-quality earning assets to the balance sheet was integral to earnings growth in 2004. Net interest revenue increased despite a flat margin compared to last year. Outstanding credit quality led to a reduction in our provision for credit losses of $15 million from 2003."

         Net income totaled $46.6 million for the fourth quarter of 2004 compared with $35.3 million for the fourth quarter of 2003. Diluted earnings per common share rose 32 percent to 70 cents from 53 cents. In addition to the effects of increased net interest revenue and improved credit quality, earnings for the fourth quarter of 2004 included an after-tax gain of $2.5 million or 4 cents per diluted share due to the sale of repossessed assets.

         Net interest revenue for 2004 increased 8 percent to $423.2 million compared with 2003. This increase resulted from an $886 million increase in average earning assets, including a $543 million, or 8 percent, increase in average loans. Average deposits for the year increased $895 million, including $496 million growth in average demand deposits. The net interest margin was 3.45 percent for 2004, a one basis point improvement from 2003.

         Net interest revenue for the fourth quarter of 2004 totaled $106.5 million, a 5 percent increase over the fourth quarter of 2003 due to growth in average earning assets. Average loans grew 7 percent compared to 2003 due to increases in both commercial and mortgage loans. Average deposits increased $724 million, including $568 million in average demand deposits. Net interest margin was 3.38 percent for the fourth quarter of 2004 compared with 3.40 percent for the fourth quarter of 2003 and 3.50 percent for the third quarter of 2004. The 12 basis points decrease in net interest margin from the preceding quarter was due in part to a tightening of mortgage spreads and timing differences between the repricing of floating rate loans and funding sources. Over a forward-looking one-year period, the Company expects to benefit modestly from rising interest rates.

         Credit quality remained strong throughout 2004. This led to reductions in provision for credit losses of $15.2 million for the year and $3.6 million for the fourth quarter compared to the same periods of 2003. The allowance for loan losses was 206 percent of nonperforming loans and 1.38 percent of outstanding loans at December 31, 2004 compared with 218 percent and 1.55 percent, respectively, at December 31, 2003. Reserves for unfunded loan commitments and standby letters of credit, which totaled $18.5 million, were reclassified from the allowance for loan losses to other liabilities during the fourth quarter of 2004. Prior period amounts have been reclassified to conform to the current presentation. This reclassification had no effect on net income or the total amount of reserves available to absorb credit losses. Excluding this reclassification, the allowance for loan losses as a percent of period end loans would have been 1.61 percent at December 31, 2004 compared with 1.73 percent at December 31, 2003.

         Outstanding loans totaled $7.9 billion at December 31, 2004, an increase of $145 million, or 2 percent since September 30, 2004. Commercial loans continued to show solid growth over the second half of 2004 after sluggish performance earlier in the year. Commercial loans increased $77 million or 2 percent compared with September 30, 2004. Energy loans increased $126 million or 11 percent during the fourth quarter, partially offset by an expected $30 million decrease in outstanding loans to the services sector of the portfolio. Mortgage loans increased $78 million or 7 percent, including a $42 million increase in loans made for community development purposes.

         "Loan growth in our regional markets was especially strong during the fourth quarter," said Lybarger. "Commercial loans increased $126 million or 13 percent in our Texas markets. We are excited about the opportunity to expand in the Phoenix market through our recently-announced acquisition of Valley Commerce Bank."

         Fees and commission revenue for 2004 increased $8.2 million or 3 percent compared with 2003 and represented 42 percent of total revenue, excluding net securities and derivatives losses. Growth in trust fees, deposit fees and transaction card revenue was partially offset by a decrease in mortgage banking revenue. Trust fees increased $11.8 million, or 26 percent, including $4.9 million from Colorado State Bank and Trust ("CSBT"), which was acquired in September 2003. Excluding CSBT, trust fees increased 16 percent compared with the prior year. Transaction card revenue and deposit fees increased 17 percent and 14 percent, respectively. Mortgage banking revenue decreased $24.1 million or 46 percent compared with last year. This included a $4.0 million decrease in loan servicing fees and a $20.1 million decrease in secondary marketing gains.

         "We continue to seek opportunities to expand our fee-based services into high-growth regional markets," Lybarger said. "Our plans for 2005 include six new branch offices in these markets to better serve our customers. We also expect to focus technology resources on developing additional trust and treasury service products in the upcoming year."

         Fees and commission revenue for the fourth quarter of 2004 increased $3.6 million or 5 percent compared with last year. Trust fees increased $1.8 million due to a 16 percent increase in the fair value of assets managed. Transaction fee revenue increased $2.1 million or 15 percent compared with the fourth quarter of 2003.

         Operating expenses increased $29.6 million or 7 percent compared with 2003 due primarily to personnel and data processing expenses. Personnel expense increased $17.7 million including $8.2 million for CSBT. Deferred compensation expense, which is based largely on the current market value of BOKF's common stock, increased $5.8 million. Data processing expense increased $8.5 million. This increase included $4.6 million directly related to transaction card processing volume.

         During 2004, BOK Financial contributed appreciated stock to the BOk Charitable Foundation. The Foundation supports various communities in markets served by the Company. The after-tax cost of these contributions reduced 2004 net income $1.1 million or 2 cents per diluted share.

         Operating expenses for the fourth quarter of 2004 totaled $111.6 million, a $2.8 million or 3 percent increase over the same period of 2003. Personnel expenses increased $3.5 million or 6 percent due primarily to a $2.3 million increase in deferred compensation expense.

         BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

         This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," ""estimates," "expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.